Saga Communications, Inc. Reports 4th Quarter and Year End 2014 Results

Net Operating Revenue Increased 3.5%

GROSSE POINTE FARMS, Mich., March 10, 2015 /PRNewswire/ -- Saga Communications, Inc. (NYSE MKT: SGA) today reported net operating revenue increased 7.7% to $36.4 million for the quarter ended December 31, 2014 compared to $33.8 million for the same period last year. Station operating expense was $25.6 million (station operating expense includes depreciation and amortization attributable to the stations) compared to $23.8 million for the same period last year. The $1.8 million increase was primarily due to the expense attributable to agreements entered into by the Company in the fourth quarter of 2014 to license historic data from Nielson Audio, Inc. in selected markets in order to enhance the benefit of licenses to receive Nielson reports and services during future periods in those markets which were also entered into in the fourth quarter. Operating income from continuing operations was $7.7 million. Net income for the period was $4.4 million ($0.76 per fully diluted share) and free cash flow was $6.7 million compared to $5.6 million for the same period last year.

Net operating revenue for the year ended December 31, 2014 increased 3.5% to $134.0 million compared to $129.5 million for the same period last year. Operating income from continuing operations was $26.0 million. Net income for the period was $14.9 million ($2.55 per fully diluted share) and free cash flow was $21.0 million. Station operating expense was $98.4 million (station operating expense includes depreciation and amortization attributable to the stations).

The Company recognized a $1.9 million impairment charge to intangible assets during the quarter ended December 31, 2014 as a result of our annual impairment testing.

Capital expenditures were $1.7 million in the 4th quarter which was approximately the same as the same period last year. The Company currently expects to spend approximately $4.5 million to $5.0 million for capital expenditures during 2015.

Saga utilizes certain financial measures that are not calculated in accordance with generally accepted accounting principles (GAAP) to assess its financial performance. Such non-GAAP measures include free cash flow, trailing 12 month consolidated EBITDA, and leverage ratio. These non-GAAP measures are generally recognized by the broadcasting industry as measures of performance and are used by Saga to assess its financial performance including, but not limited to, evaluating individual station and market-level performance, evaluating overall operations, as a primary measure for incentive based compensation of executives and other members of management and as a measure of financial position. Saga's management believes these non-GAAP measures are used by analysts who report on the industry and by investors to provide meaningful comparisons between broadcasting groups, as well as an indicator of their market value. These measures are not measures of liquidity or of performance in accordance with GAAP, and should be viewed as a supplement to and not as a substitute for the results of operations presented on a GAAP basis including net operating revenue, operating income, and net income. Reconciliations for all of the non-GAAP financial measures to the most directly comparable GAAP measure are attached in the Selected Consolidated and Supplemental Financial Data tables.

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. Saga owns or operates broadcast properties in 25 markets, including 62 FM and 30 AM radio stations, 1 state radio network, 4 television stations and 5 low-power television stations. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

Saga's 2014 4th Quarter and Year End conference call will be on Tuesday, March 10, 2015 at 11:00 a.m. EDT. The dial-in number for all calls is (612) 234-9960. A transcript of the call will be posted to the Company's website.

The Company requests that all parties that have a question that they would like to submit to the Company to please email the inquiry by 10:00 a.m. EDT on March 10, 2015 to SagaIR@sagacom.com. The Company will discuss, during the limited period of the conference call, those inquiries it deems of general relevance and interest. Only inquiries made in compliance with the foregoing will be discussed during the call.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "believes," "expects," "anticipates," "guidance" and similar expressions are intended to identify forward-looking statements. Key risks, including risks associated with Saga's ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga's business, are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our Annual Report on Form 10-K. Readers should note that these statements may be impacted by several factors, including national and local economic changes and changes in the radio and television broadcast industry in general, as well as Saga's actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.

Saga Communications, Inc.
Selected Consolidated Financial Data
For The Three and Twelve Months Ended
December 31, 2014 and 2013
(amounts in 000's except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December, 31		December, 31
	2014	2013	2014	2013
Operating Results
Net operating revenue	$36,371	$33,760	$133,998	$129,478
Station operating expense	25,612	23,798	98,424	92,977
Corporate general and administrative	2,321	2,191	8,901	8,172
Other operating (income) expense	(1,210)	-	(1,210)	-
Impairment of intangible assets	1,936	2,033	1,936	2,033
Operating income from continuing operations	7,712	5,738	25,947	26,296
Interest expense	252	282	1,064	1,305
Other (income) expense, net	(33)	2	(71)	(51)
Income from continuing operations before income tax	7,493	5,454	24,954	25,042
Income tax expense	3,050	2,230	10,050	9,992
Income from continuing operations, net of income taxes	4,443	3,224	14,904	15,050
Income from discontinued operations, net of income taxes	-	-	-	223
Net income	$4,443	$3,224	$14,904	$15,273
Basic earnings per share:
From continuing operations	$0.77	$0.56	$2.57	$2.62
From discontinued operations	-	-	-	0.04
Earnings per share	$0.77	$0.56	$2.57	$2.66
Diluted earnings per share:
From continuing operations	$0.76	$0.56	$2.55	$2.60
From discontinued operations	-	-	-	0.04
Earnings per share	$0.76	$0.56	$2.55	$2.64
Weighted average common shares	5,709	5,686	5,700	5,681
Weighted average common and common
equivalent shares	5,757	5,751	5,753	5,745

Free Cash Flow
Net income	$4,443	$3,224	$14,904	$15,273
Plus: Depreciation and amortization:
Station	1,682	1,725	6,434	6,540
Corporate	63	58	268	228
Deferred tax provision	1,255	140	3,385	2,805
Non-cash compensation	254	119	826	135
Gain on disposal of television station	-	-	-	(223)
Other operating (income) expense	(1,210)	-	(1,210)	-
Impairment of intangible assets	1,936	2,033	1,936	2,033
Other (income) expense, net	(33)	2	(71)	(51)
Less: Capital expenditures	(1,723)	(1,680)	(5,524)	(5,152)
Free cash flow	$6,667	$5,621	$20,948	$21,588

Balance Sheet Data
Working capital			$30,554	$28,079
Net fixed assets			$55,187	$56,337
Net intangible assets and other assets			$93,270	$94,806
Total assets			$192,044	$193,224
Long-term debt (including current
portion of $0 and $1,078, respectively)			$36,078	$46,078
Stockholders' equity			$115,245	$109,701

Saga Communications, Inc.
Selected Supplemental Financial Data
For the Three and Twelve Months Ended
December 31, 2014 and 2013
(amounts in 000's)
(Unaudited)

			Corporate
	Radio	Television	and Other	Consolidated
Three Months Ended December 31, 2014:
Net operating revenue	$30,451	$5,920	$ -	$36,371
Station operating expense	22,146	3,466	-	25,612
Corporate general and administrative	-	-	2,321	2,321
Other operating (income) expense	(1,210)	-	-	(1,210)
Impairment of intangible assets	1,936	-	-	1,936
Operating income (loss) from continuing operations	$7,579	$2,454	($2,321)	$7,712
Depreciation and amortization	$1,312	$370	$63	$1,745

			Corporate
	Radio	Television	and Other	Consolidated
Three Months Ended December 31, 2013:
Net operating revenue	$28,578	$5,182	$ -	$33,760
Station operating expense	20,372	3,426	-	23,798
Corporate general and administrative	-	-	2,191	2,191
Other operating (income) expense	-	-	-	-
Impairment of intangible assets	2,033	-	-	2,033
Operating income (loss) from continuing operations	$6,173	$1,756	($2,191)	$5,738
Depreciation and amortization	$1,358	$367	$58	$1,783

			Corporate
	Radio	Television	and Other	Consolidated
Twelve Months Ended December 31, 2014:
Net operating revenue	$113,627	$20,371	$ -	$133,998
Station operating expense	85,167	13,257	-	98,424
Corporate general and administrative	-	-	8,901	8,901
Other operating (income) expense	(1,210)	-	-	(1,210)
Impairment of intangible assets	1,936	-	-	1,936
Operating income (loss) from continuing operations	$27,734	$7,114	($8,901)	$25,947
Depreciation and amortization	$5,023	$1,411	$268	$6,702

			Corporate
	Radio	Television	and Other	Consolidated
Twelve Months Ended December 31, 2013:
Net operating revenue	$109,818	$19,660	$ -	$129,478
Station operating expense	79,933	13,044	-	92,977
Corporate general and administrative	-	-	8,172	8,172
Other operating (income) expense	-	-	-	-
Impairment of intangible assets	2,033	-	-	2,033
Operating income (loss) from continuing operations	$27,852	$6,616	($8,172)	$26,296
Depreciation and amortization	$5,119	$1,421	$228	$6,768

Saga Communications, Inc.
Selected Supplemental Financial Data
December 31, 2014
(amounts in 000's except ratios)
(Unaudited)

		Trailing
		Twelve Months Ended
		December 31,
		2014	2013
	Trailing 12 Month Consolidated Earnings Before Interest
	Taxes, Depreciation and Amortization ("EBITDA") (1)
	Net income	$14,904	$15,273
	Exclusions:
	Gain on sale of assets	1,281	126
	Impairment of intangible assets	(1,936)	(2,033)
	Gain on sale of television station	-	223
	Other	213	(39)
	Total exclusions	(442)	(1,723)

	Consolidated adjusted net income (1)	15,346	16,996
Plus:	Interest expense	1,064	1,305
	Income tax expense	10,050	9,992
	Depreciation & amortization expense	6,702	6,768
	Amortization of television syndicated programming contracts	637	637
	Non-cash stock based compensation expense	826	135
	Less: Cash television programming payments	(627)	(628)
	Trailing twelve month consolidated EBITDA (1)	$33,998	$35,205

	Total long-term debt, including current maturities	$36,078	$46,078
	Divided by trailing twelve month consolidated EBITDA (1)	33,998	35,205
	Leverage ratio	1.1	1.3

(1)	As defined in the Company's credit facility.

CONTACT: Samuel D. Bush, 313/886-7070